Exhibit 99.1

Rimage Reports Second Quarter Operating Results

And Expanded Share Repurchase Authorization

Minneapolis, MN—July 28, 2011—Rimage Corporation (Nasdaq: RIMG) today reported operating results for the second quarter of 2011 ended June 30.

•	Sales totaled $20.2 million, compared to $22.3 million in the second quarter of 2010. Sales in last year’s second quarter included shipment of a $3.0 hardware order related to a now-completed $10.6 million agreement for disc publishing systems for integration into the digital photography solution of a major national retailer. There was no similarly-sized retail order in this year’s second quarter.
•	Operating income was $1.8 million, compared to $3.2 million in the year-earlier period.
•	Net income came to $1.2 million, or $0.12 per diluted share, compared to $2.1 million or $0.22 per diluted share in last year’s first quarter. Earnings exceeded the guidance for this period of $0.07 to $0.10 per share.
•	The board of directors expanded the existing share repurchase authorization by 500,000 shares.

Sherman L. Black, president and chief executive officer, commented: “We are pleased with our second quarter performance. Excluding the large retail shipment in last year’s second quarter, revenues in the current quarter would have exceeded the year-earlier level due to increased sales in other market segments; favorable foreign currency adjustments; strong sales growth in the Asia-Pacific market, driven by an order for disc publishing hardware being integrated into a retail software-on-demand system; and a higher level of recurring revenues related to both consumable supplies and service contracts. Rimage’s second quarter earnings benefited from the increase in our gross margin to 49% from 48% in the year-earlier period, reflecting an improvement in our sales mix and lower global service expenses. However, our gross margin was adversely affected by higher material and transportation expenses related to the supply chain disruption caused by the Japanese earthquake in March. We have effectively managed this event with only minimal disruption to our global sales and believe expenses related to this situation will moderate in the third quarter.”

Black added: “In response to the maturing of our disc publishing business and the changing technology needs of our customers, we continued development of our previously announced virtual publishing system. This initiative marks a logical technology evolution of our business and a potential new growth engine. Consistent with our development timetable, we started testing a beta of our virtual publishing solution this month and expect to have additional beta sites established in the third quarter. We remain on track toward our goal of launching a first-generation virtual publishing solution by the end of this year, although initial revenues are not anticipated until 2012.”

In other developments, Rimage’s board of directors declared a quarterly cash dividend of $0.10 per share on July 26, payable September 15 to shareholders of record on September 1. Approximately 105,000 shares were repurchased in July under the existing share repurchase authorization, which the board augmented with an additional 500,000 shares. As a result of this action, approximately 700,000 shares were available for repurchase on the date of this release. Any repurchases under this expanded authorization will be made based on market conditions and other factors.

For the third quarter of 2011, Rimage is forecasting earnings of $0.16 to $0.20 per diluted share on revenues of $20 to $22 million. Attaining this revenue level is dependent upon receipt of anticipated orders for Rimage’s public safety solutions from the federal government. Rimage also reiterated its previously-issued full-year guidance for earnings of $0.55 to $0.65 per diluted share on sales of $80.0 to $85.0 million.

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About Rimage

Founded in 1978, Rimage Corporation (www.rimage.com) helps businesses deliver digital content directly and securely to their customers and employees.  More than 20,000 organizations around the world use Rimage’s industry leading digital publishing solutions to archive, distribute and protect their content on CDs, DVDs and Blu-Ray discs.  Rimage’s emerging virtual publishing solutions allow businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Key vertical markets and applications for our products include video workflows, retail, medical imaging and law enforcement. Headquartered in Minneapolis, Minnesota, Rimage is a global business with operations in North America, Europe and Asia.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, conditions in overseas markets that could affect international sales, the effect of changes in technology, or the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information, contact

James Stewart, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

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RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$20,194	$22,303	$41,650	$40,673
Cost of revenues	10,315	11,668	20,987	21,386
Gross profit	9,879	10,635	20,663	19,287
Operating expenses:
Research and development	1,516	1,417	3,068	2,858
Selling, general and administrative	6,543	6,030	13,449	12,297
Total operating expenses	8,059	7,447	16,517	15,155
Operating income	1,820	3,188	4,146	4,132
Other income, net	55	123	89	268
Income before income taxes	1,875	3,311	4,235	4,400
Income tax expense	728	1,258	1,605	1,652
Net income	1,147	2,053	2,630	2,748
Net loss attributable to noncontrolling interest	59	—	74	—
Net income attributable to Rimage	1,206	2,053	2,704	2,748

Net income per basic share	$0.12	$0.22	$.28	$.29

Net income per diluted share	$0.12	$0.22	$.28	$.29
Basic weighted average shares outstanding	9,559	9,531	9,526	9,504
Diluted weighted average shares outstanding	9,589	9,608	9,565	9,588

Consolidated Balance Sheet Information:

	Balance as of
	June 30, 2011	December 31, 2010
Cash and marketable securities	$119,081	$116,772
Receivables	13,798	13,764
Inventories	5,817	4,502
Total current assets	140,573	136,532
Property and equipment, net	6,656	7,528
Total assets	153,834	148,044
Current liabilities	17,705	16,303
Long-term liabilities	5,114	3,104
Noncontrolling interest	442	506
Stockholders’ equity	131,015	128,637

Conference Call and Replay

Rimage Corporation will review its second quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available for one month at 303-590-3030 with the conference ID: 4458383. In addition, the webcast of the conference call will be archived in the investor relations section of Rimage’s web site.